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                                                                     EXHIBIT 8.1

              [LETTERHEAD OF MCGUIRE, WOODS, BATTLE & BOOTHE LLP]


                             October 14, 1999



CarMax Auto Receivables LLC
4900 Cox Road
Glen Allen, Virginia  23060

                      Registration Statement on Form S-3
                          Registration No. 333-79087

Ladies and Gentlemen:

            We have acted as special tax counsel to CarMax Auto Receivables LLC, a Virginia limited liability company, as Seller, in connection with the issuance by the CarMax Auto Owner Trust 1999-1 (the "Issuer") of $155,250,000 aggregate principal amount of Class A-1 Asset-Backed Notes, $208,650,000 aggregate principal amount of Class A-2 Asset-Backed Notes, $178,900,000 aggregate principal amount of Class A-3 Asset-Backed Notes and $88,278,000 aggregate principal amount of Class A-4 Asset-Backed Notes B (collectively, the "Notes") and $12,879,759.72 aggregate principal amount of Asset-Backed Certificates
(the "Certificates"). The Notes will be issued pursuant to an Indenture (the "Indenture") between the Issuer and Bankers Trust Company, as Indenture Trustee. The Certificates will be issued pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement") between CarMax Auto Receivables LLC, as Depositor, and First Union Trust Company, National Association, as Owner Trustee. Terms not otherwise defined herein have the meanings assigned to them in the Prospectus (as defined below).

            In connection with our engagement, we have examined and relied upon
(i) the Registration Statement on Form S-3 registering the Notes and the Certificates, Registration No. 333-79087, filed with the Securities and Exchange Commission (the "SEC") on May 21, 1999, Amendment No. 1 thereto filed with the SEC on July 21, 1999, Amendment No. 2 thereto filed with the SEC on September 7, 1999, Amendment No.3 thereto filed with the SEC on October 1, 1999 and Amendment No.4 thereto filed with the SEC on October 14, 1999 (collectively, the "Registration Statement"), including the form of prospectus included therein (the "Prospectus"), (ii) the form of the Indenture, (iii) the form of the Trust Agreement, (iv) the form of the Purchase Agreement, (v) the form of the Sale and Servicing Agreement and (vi) such other documents as we have deemed necessary for purposes of this opinion.

           The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, proposed, temporary and final Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations upon which such opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service.
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            Based upon and subject to the foregoing, we hereby confirm that the statements set forth under the heading "Material Federal Income Tax Consequences" in the Prospectus, insofar as such statements constitute matters of law or legal conclusions with respect thereto and except to the extent qualified therein, constitute our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Notes and the Certificates, and we expressly adopt them as such.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to McGuire, Woods, Battle & Boothe LLP under the caption "Material Federal Income Tax Consequences" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                    Very truly yours,

                                    /s/ McGuire, Woods, Battle & Boothe LLP